As filed with the Securities and Exchange Commission on June 17, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NESCO HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware		84-2531628
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification Number)
6714 Pointe Inverness Way, Suite 220
Fort Wayne, Indiana, 46804
(Address of Principal Executive Offices) (Zip code)

(800) 252-0043
(Registrant's telephone number, including area code)

NESCO HOLDINGS, INC. AMENDED AND RESTATED 2019 OMNIBUS INCENTIVE PLAN
(Full Title of the Plan)

Josh Boone
Chief Financial Officer
Nesco Holdings, Inc.
6714 Pointe Inverness Way, Suite 220
Fort Wayne, Indiana 46804
(Name and Address of Agent for Service)

(800) 252-0043
(Telephone Number, Including Area Code, of Agent for Service)

The commission is requested to mail copies of all orders, notices, and communications to:
Rachel W. Sheridan
Shagufa R. Hossain
Latham & Watkins LLP
555 Eleventh Street, NW
Washington, D.C., 20004

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share (2)	2,366,667	$3.36(4)	$7,952,001.12	$1,032.17
Common Stock, par value $0.0001 per share (3)	806,667	$3.51(5)	$2,831,401.17	$367.52

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers such indeterminable number of additional shares of the Registrant’s common stock as may become issuable to prevent dilution in the event of stock splits, stock dividends, or similar transactions pursuant to the terms of the Nesco Holdings, Inc. Amended and Restated 2019 Omnibus Incentive Plan (the “A&R 2019 Plan”).
(2)	Represents 2,366,667 additional shares of common stock available for future grant under the A&R 2019 Plan in excess of the shares originally issuable under the Existing Plan (as defined herein) and certain shares originally issued under the Original Plan and forfeited after such issuance that are now available for future issuance.
(3)	Represents 806,667 additional shares of our common stock issuable upon exercise of outstanding stock options granted under the A&R 2019 Plan in excess of the options originally issued under the Existing Plan. To the extent such outstanding stock options are later forfeited or canceled, the shares of common stock subject to such stock options will be available for future issuance under the A&R 2019 Plan.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on June 15, 2020.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the weighted average exercise price of $3.51 per share of the stock options granted under the A&R 2019 Plan.
Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plan are granted, exercised and/or distributed.

EXPLANATORY NOTE

On July 31, 2019, Nesco Holdings, Inc. (the “Registrant”) (formerly known as Capitol Investment Corp. IV (“Capitol”)) completed its transaction (the “Transaction”) with NESCO Holdings I, Inc. (“NESCO”), a Delaware corporation, in accordance with the terms of the Agreement and Plan of Merger, dated as of April 7, 2019 (as amended from time to time, the “Merger Agreement”), by and among the Registrant, Capitol Intermediate Holdings, LLC, Capitol Investment Merger Sub 1, LLC, Capitol Investment Merger Sub 2, LLC, NESCO Holdings, LP and NESCO pursuant to which NESCO became a wholly-owned subsidiary of the Registrant. In addition, in connection with the Transaction, and in accordance with Section 388 of the Delaware General Corporation Law and the Cayman Islands Companies Law (2018 Revision), Capitol domesticated as a Delaware corporation and changed its name to “Nesco Holdings, Inc.”

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENT
ON FORM S-8

This Registration Statement of the Registrant is being filed pursuant to General Instruction E to Form S-8 under the Securities Act to register additional shares of the Registrant’s Common Stock under the A&R 2019 Plan. On June 11, 2020 the Registrant’s stockholders approved the A&R 2019 Plan. The A&R 2019 Plan constitutes an amendment and restatement of the Nesco Holdings, Inc. 2019 Omnibus Incentive Plan (the “Existing Plan”) and, among other things, increased the number of shares of Common Stock issuable under the Existing Plan by 3,000,000 shares. This Registration Statement on Form S-8 hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on October 4, 2019 (Registration No. 333-234083).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Nesco Holdings, Inc. is sometimes referred to as the “Company,” the “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a) Our Annual Report on Form 10-K for the annual period ended December 31, 2019, filed with the SEC on March 16, 2020;

(b) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 7, 2020;

(c) Our Current Report on Form 8-K’s, filed with the SEC on March 12, 2020, June 8, 2020 and June 12, 2020; and

(d) The description of the Registrant’s common stock contained in or incorporated into the Registrant’s Registration Statement on Form 8-A, filed August 11, 2017, and any amendment or report updating that description (including the Registrant’s current report on Form 8-K filed with the SEC on August 4, 2019).

In addition, all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith

3.1	Certificate of Incorporation of Nesco Holdings, Inc.	8-K	001-38186	3.1	08/01/2019
3.2	Bylaws of Nesco Holdings, Inc.	8-K	001-38186	3.2	08/01/2019
4.1	Specimen Common Stock Certificate of Nesco Holdings, Inc.	8-K	001-38186	4.1	08/01/2019
10.4	Amended and Restated 2019 Omnibus Incentive Plan	Schedule 14A	001-38186	Annex A	05/01/2020
5.1	Opinion of Latham & Watkins LLP	—	—	—	—	X
23.1	Consent of Deloitte & Touche LLP	—	—	—	—	X
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1 to this Registration Statement)	—	—	—	—	X
24.1	Power of Attorney (included on Signature Page)	—	—	—	—	X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, Indiana, on this 17th day of June, 2020.

Nesco Holdings, Inc.
By:
Lee Jacobson
Chief Executive Officer and Director